File No. 024-12430

As filed with the Securities and Exchange Commission on June 5, 2024

PART –I - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated June 5, 2024

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

CBD Life Sciences, Inc.

3,000,000,000 Shares of Common Stock

By this Offering Circular, CBD Life Sciences, Inc., a Nevada corporation, is offering for sale a maximum of 3,000,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $_0.001-0.005 per share, pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

This Offering Circular reflects a 1-for-300 reverse split (the “Reverse Split”) of our company’s common stock that became effective April 22, 2024 (historical share numbers herein have been restated to reflect the Reverse Split).

We estimate that this offering will commence within two days of qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions (1)	Proceeds to Company (2)
Common Stock	3,000,000,000	$0.001-0.005	$-0-	$3,000,000-15,000,000

(1)	We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.
(2)	Does not account for the payment of expenses of this offering estimated at $12,500. See “Plan of Distribution.”

The terms of this offering were determined arbitrarily by our company. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Risk Factors—Risks Related to a Purchase of Offered Shares” and “Dilution”).

There is no escrow established for the proceeds of this offering. (See “Risk Factors—Risks Related to a Purchase of Offered Shares”).

Currently, our common stock is quoted in the over-the-counter under the symbol “CBDL” in the OTC Pink marketplace of OTC Link. On June 5, 2024, the closing price of our common stock was $0.00446 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series A Non-Convertible Preferred Stock, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Non-Convertible Preferred Stock has the following voting rights: the shares of Series A Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities as a single class and shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders. Our Chief Executive Officer, Lisa Nelson, as the owner of all of the outstanding shares of the Series A Non-Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution-State Law Exemption” and “Offerings to Qualified Purchasers-Investor Suitability Standards” (page 3). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is ______, 2024.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to CBD Life Sciences, Inc., a Nevada corporation, including subsidiaries.

Our Company

Our company was incorporated in the State of Nevada on December 31, 2003, as Platinum Consulting Services, Inc. On July 3, 2006, our corporate name changed to Autobidlive Auctions International Inc.; on December 26, 2006, our corporate name changed to Auctions International Inc.; on March 26, 2013, our corporate name changed to Rangemore Film Productions Corp.; on December 19, 2013, our corporate name changed to Cre8tive Works, Inc.; on August 31, 2017, our corporate name changed to Optium Cyber Systems, Inc.

In January 2019, we acquired LBC Bioscience Inc. (“LBC”). LBC develops and markets a line of CBD-based organic products, such as hemp drops, recovery pain relief creams, anxiety and sleep solutions, supplements, edibles and a full line of pet products. In addition, LBC has developed an anti-aging skin product line. LBC’s products can be viewed and purchased on our website located at www.lbcbioscienceinc.com. As a result of the LBC acquisition, we changed our corporate name to CBD Life Sciences Inc.

Our products’ CBD ingredients are derived from hemp. CBD hemp oil is extracted from the cannabis varieties that are naturally abundant in CBD and low in THC (the principal psychoactive constituent (or cannabinoid) of cannabis). A specialized extraction process is used to yield highly concentrated CBD oil that also contains other potentially nutritious materials such as omega-3 fatty acids, terpenes (a class of organic compounds which when modified are used in a variety of medicines and alternative medicines such as aromatherapy), vitamins, chlorophyll and amino acids. Our products are parasite-free. See (“Business”).

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Offering Summary

Securities Offered	3,000,000,000 shares of common stock, par value $0.0001 (the Offered Shares).
Offering Price	$.0.001-0.005 per Offered Share.
Shares Outstanding Before This Offering	141,687,622 shares issued and outstanding as of the date hereof.
Shares Outstanding After This Offering	3,141,687,622 shares issued and outstanding, assuming the sale of all of the Offered Shares hereunder.
Minimum Number of Shares to Be Sold in This Offering	None
Current Financial Condition

We currently have minimal assets and limited operations. At March 31, 2024, we had $82 (unaudited) in cash and, for the three months ended March 31, 2024, we reported revenues of $42,850 (unaudited) and a net loss of $52,383 (unaudited). To expand our operations, including the opening of new retail locations, we are dependent upon obtaining funding, either in this offering or from another source. There is no assurance that we will be able to obtain such funding. (See “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations”).

Disparate Voting Rights	Our outstanding shares of Series A Non-Convertible Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Non-Convertible Preferred Stock has the following voting rights: the shares of Series A Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities as a single class and shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders. Our Chief Executive Officer, Lisa Nelson, as the owner of all of the outstanding shares of the Series A Non-Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).
Investor Suitability Standards	The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.
Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “CBDL” in the OTC Pink marketplace of OTC Link.
Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.
Use of Proceeds	We will apply the cash proceeds of this offering for marketing and advertising, trade shows, product development, store expansion, warehouse expense, payroll and working capital. (See “Use of Proceeds”).
Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.
Corporate Information	Our principal executive offices are located at 10953 N. Frank Lloyd Wright Boulevard, Suite 108, Scottsdale, Arizona 85259; our telephone number is (480) 410-6780; our corporate website is located at www.lbcbioscienceinc.com No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the three months ended March 31, 2024 and 2023, we incurred a net loss of $52,383 (unaudited) and $23,520 (unaudited), respectively, and, as of March 31, 2024, we had an accumulated deficit of $14,614,493 (unaudited). For the years ended December 31, 2023 and 2022, we incurred a net loss of $78,574 (unaudited) and $859,804 (unaudited), respectively, and, as of December 31, 2023, we had an accumulated deficit of $14,562,110 (unaudited). Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our growth strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

We do not have a successful operating history. We have never earned a profit from our operations. Because of this circumstance, an investment in the Offered Shares speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of unproven business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

•	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;
•	our ability to execute our business strategies;
•	our ability to manage our expansion, growth and operating expenses;
•	our ability to finance our business;
•	our ability to compete and succeed in highly a competitive industry; and
•	future geopolitical events and economic crisis.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

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We may not be successful in establishing our business model. We are unable to offer assurance that we will be successful in expanding our retail business model, particularly as it relates to CBD products. Should we fail to do so, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of Chief Executive Officer; the loss of this executive officer could disrupt our operations and adversely affect the further development of our business. Our success in establishing implementing our beverage business strategies will depend, primarily, on the continued service of our Chief Executive Officer, Lisa Nelson. The loss of service of Mrs. Nelson, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have entered into an employment agreement with Mrs. Nelson, the term of which expires in 2029. Under her employment agreement, Mrs. Nelson is required to devote not less than 30 hours per week to our company’s business. (See “Directors, Executive Officers, Promoters and Control Persons—Employment Agreement” and “Certain Relationships and Related Transactions—Employment Agreement”). We have not purchased any key-man life insurance.

None of our executive officers devotes their full-time efforts to our company’s business. Because none of our executive officers, including our Chief Executive Officer, Lisa Nelson, is required to devote their full-time efforts to our company’s business, it is possible that our business operations could suffer or that our rate of growth could be less robust. We are unable to predict the actual outcome of these circumstances.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our retail strategies centered around CBD products are not based on independent market studies. We have not commissioned any independent market studies with respect to the CBD products industry, in general, or with respect to the retail store or online aspects of the CBD products industry. Rather, our plans for implementing our business and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business

There is no assurance that any of our research and development activities will result in any proprietary technology or commercial products. We develop CBD/hemp-oil based and similar products. Competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of our products, even if they can be commercialized.

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Our business is dependent upon outside suppliers. While we develop and manufacture many of our own CBD products, we are reliant on third-party suppliers for raw materials used in manufacturing our in-house products and other suppliers and other manufacturers to obtain our white label and third-party products. We have not entered into any standing agreements with any supplier. Rather, we order needed supplies and white label and third-party products on an ad hoc basis. We do not believe this strategy puts us at risk of being unable to obtain needed supplies and white label and third-party products. However, to the extent to which supply disruptions do occur, it can be expected to have a material adverse effect on our business, financial condition and results of operations.

Increases in the cost of shipping, postage or credit card processing could harm our business. We ship our products to customers by United States mail and other overnight delivery and surface services. We generally invoice the costs of delivery and parcel shipments directly to customers as separate shipping and handling charges. To the extent that increased prices we pay cannot be recouped through increases in our retail prices, our profitability would be negatively affected. Similarly, strikes or other service interruptions by these shippers could limit our ability to market or deliver our products on a timely basis.

Our future success depends upon brand awareness and the effectiveness of our marketing programs. Our future success depends upon our ability to effectively define, evolve and promote our stores and brands. In order to achieve and maintain desirable recognition, we will need to invest in the development of our current brands and future brands through various means, including customer research, advertising and promotional events, direct mail marketing, internet marketing and other measures. Certain external costs may be subject to price fluctuations, such as increases in the cost of mailing or advertising on the internet. We can provide no assurance that the marketing strategies we implement and the investments we make will be successful in building significant brand awareness or attracting new customers.

Online store features could fail to attract new customers, retain existing customers, or generate revenue. Our business strategy is dependent on our ability to develop online store features to attract new customers and retain existing ones. Staffing changes, changes in customer behavior or development of competing networks may cause customers to switch to competing online stores or decrease their use of our online store. To date, our online retail platform has , is only in its beginning stages and it has not begun to generate revenue. There is no guarantee that individual customers will use these features and as a result, we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our online store:

•	Emergence of competing websites and online retail stores;
•	Inability to convince potential customers to shop at our online store;
•	A decrease or perceived decrease in the quality of products at our online store;
•	An increase in content that is irrelevant to our users;
•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;
•	An increase in the level of advertisements may discourage user engagement;
•	A rise in safety or privacy concerns; and
•	An increase in the level of spam or undesired content on the network.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities. Insurance that is otherwise readily available, such as workers’ compensation, general liability, and directors and officer’s insurance, is more difficult for us to find and more expensive, because we are a service provider to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities. We do not carry general liability insurance. Because we may be limited in the types of insurance coverage we can obtain, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations or result in other negative material impacts to our business.

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Unfavorable publicity or consumer perception of our products or any similar products distributed by other companies could have a material adverse effect on our business and financial condition. We believe our product sales will be highly dependent on consumer perception of the safety, quality and efficacy of our products as well as similar or other products distributed and sold by other companies. Consumer perception of our products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention, and other publicity including publicity regarding the legality, safety or quality of particular ingredients or products and cannabis markets in general. From time to time, there is unfavorable publicity, scientific research or findings, litigation, regulatory proceedings and other media attention regarding our industry. There can be no assurance that future publicity, scientific research or findings, litigation, regulatory proceedings, or media attention will be favorable to the herbal skin care and cannabis markets or any particular product or ingredient, or consistent with earlier publicity, scientific research or findings, litigation, regulatory proceedings or media attention. Adverse publicity, scientific research or findings, litigation, regulatory proceedings or media attention, whether or not accurate, could have a material adverse effect on our business and financial condition. In addition, adverse publicity, reports or other media attention regarding the safety, quality, or efficacy of our products or ingredients of cannabis products in general, or associating the use of our products or ingredients in general with illness or other adverse effects, whether or not scientifically supported or accurate, could have a material adverse effect on our business and financial condition.

Operating an online store open to all internet users may result in legal consequences. Our Terms and Conditions clearly state that our online store is only to be used by users who are over 21 years old and located where the use of cannabis is permissible under state law and only in a manner which would be permissible under the applicable state law. However, it is impractical to independently verify that all visitors to our online store fit into this description. As such, we run the risk of federal and state law enforcement prosecution.

We have implemented a content reporting review policy to remove any content which violates our Terms and Conditions. We have introduced a system that flags any posts for review, removal, and possible account suspension. As soon as content is flagged by one of our internal or external control systems or by another user, it is removed from view until we have had the time to review the content. There can be no assurance that future administrations, will not change its stated policy and begin enforcement of the Federal laws against us or our users. Additionally, there can be no assurance that we will not face criminal prosecution from states where the use of cannabis is permitted for the use of cannabis in ways which do not fall under the state law. Finally, even if we attempt to prevent the use of our product in states where cannabis use is not permitted under state law, use of our app by those in such states may still occur and state authorities may still bring an action against us for the promotion of cannabis related material by those residing in such states.

We are subject to payment processing risk. A significant portion of purchases of our apparel is made in stores and online by customers using credit/debit cards. For the foreseeable future, we intend to rely on third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, our revenue, operating expenses and results of operation could be adversely impacted.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack. The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

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If we fail to comply with personal data protection and privacy laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results. In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals (“personal data”), primarily employees, former employees and consumers with whom we interact. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. These laws impose operational requirements for companies receiving or processing personal data, and many provide for significant penalties for noncompliance. These requirements with respect to personal data have subjected and may continue in the future to subject our company to, among other things, additional costs and expenses and have required and may in the future require costly changes to our business practices and information security systems, policies, procedures and practices. Our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future may not prevent the improper disclosure of personal data by us or the third-party service providers and vendors whose technology, systems and services we use in connection with the receipt, storage and transmission of personal data. Unauthorized access or improper disclosure of personal data in violation of personal data protection or privacy laws could harm our reputation, cause loss of consumer confidence, subject us to regulatory enforcement actions (including fines), and result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

If our third-party service providers and business partners do not satisfactorily fulfill their commitments and responsibilities, our financial results could suffer. In the conduct of our business, we rely on relationships with third parties, including cloud data storage and other information technology service providers, suppliers, distributors, contractors, joint venture partners and other external business partners, for certain functions or for services in support of key portions of our operations. These third-party service providers and business partners are subject to similar risks as we are relating to cybersecurity, privacy violations, business interruption, and systems and employee failures, and are subject to legal, regulatory and market risks of their own. Our third-party service providers and business partners may not fulfill their respective commitments and responsibilities in a timely manner and in accordance with the agreed-upon terms. In addition, while we have procedures in place for selecting and managing our relationships with third-party service providers and other business partners, we do not have control over their business operations or governance and compliance systems, practices and procedures, which increases our financial, legal, reputational and operational risk. If we are unable to effectively manage our third-party relationships, or for any reason our third-party service providers or business partners fail to fulfill their commitments and responsibilities, our financial results could suffer.

Possible, yet unanticipated, changes in federal and state law could cause any products that we intend to launch, containing hemp-derived CBD oil to be illegal, or could otherwise prohibit, limit or restrict any of our products containing CBD. Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act “), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana.

The 2018 Farm Bill also shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture. The 2018 Farm Bill did not change the United States Food and Drug Administration’s (“FDA”) oversight authority over CBD products. The 2018 Farm Act delegated the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended products containing hemp-derived CBD would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our intended medical CBD products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact our intended business plan with respect to such intended products.

Additionally, the FDA has indicated its view that certain types of products containing CBD may not be permissible under the United States Federal Food, Drug and Cosmetic Act (“FDCA”). The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added CBD, and marketing products containing CBD as a dietary supplement, regardless of whether the substances are hemp-derived. Although we believe our existing and planned CBD product offerings comply with applicable federal and state laws and regulations, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition. The FDA may seek expanded regulation of hemp under the FDCA. Additionally, the FDA may issue rules and regulations, including certified good manufacturing practices, or cGMPs, related to the growth, cultivation, harvesting and processing of hemp. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where hemp is grown register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the hemp industry, including what costs, requirements and possible prohibitions may be enforced. If we or our partners are unable to comply with the regulations or registration as prescribed by the FDA, we and or our partners (including C2M) may be unable to continue to operate their and our business in its current or planned form or at all.

Sources of hemp-derived CBD depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law of the United States. Hemp-derived CBD can only be legally produced in states that have laws and regulations that allow for such production and that comply with the 2018 Farm Act, apart from state laws legalizing and regulating medical and recreational cannabis or marijuana, which remains illegal under federal law and regulations. In addition, as described in the preceding risk factor, in the event of repeal or amendment of laws and regulations which are now favorable to the cannabis/hemp industry in such states, we would be required to locate new suppliers in states with laws and regulations that qualify under the 2018 Farm Act. If we were to be unsuccessful in arranging new sources of supply of our raw ingredients, or if our raw ingredients were to become legally unavailable, our intended business plan with respect to such products could be adversely impacted.

Because we may only sell and ship our products containing hemp-derived CBD in states that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp-derived CBD. The interstate shipment of hemp-derived CBD from one state to another is legal only where both states have laws and regulations that allow for the production and sale of such products and that qualify under the 2018 Farm Act. Therefore, the marketing and sale of our intended products containing hemp-derived CBD is limited by such factors and is restricted to such states. Although we believe we may lawfully sell any of our finished products, including those containing CBD, in a majority of states, a repeal or adverse amendment of laws and regulations that are now favorable to the distribution, marketing and sale of finished products we intend to sell could significantly limit, restrict or prevent us from generating revenue related to our products that contain hemp-derived CBD. Any such repeal or adverse amendment of now favorable laws and regulations could have an adverse impact on our business plan with respect to such products.

Our products may not meet health and safety standards or could become contaminated. We have adopted various quality, environmental, health and safety standards. We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our manufacturers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses. We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third-party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Any product liability claim may increase our costs and adversely affect our revenue and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

Confusion between legal Cannabis and illegal Cannabis. There is risk that confusion or uncertainty surrounding our products with regulated cannabis could occur on the state or federal level and impact us. We may have difficulty with establishing banking relationships, working with investment banks and brokers who would be willing to offer and sell our securities or accept deposits from shareholders, and auditors willing to certify our financial statements if we are confused with businesses that are in the cannabis business. Any of these additional factors, should they occur, could also affect our business, prospects, assets or results of operation could have a material adverse effect on our business, prospects, results of operations or financial condition.

We are subject to product liability. We face an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products would involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness or death, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with clients and consumers generally, and could have a material adverse effect on our business, results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.

We are subject to product recalls. Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although we have detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of our significant brands were subject to recall, the image of that brand and our company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by the U.S. Food and Drug Administration, or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

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Because we manufacture and sell CBD products, it is possible that, in the future, we may have difficulty accessing the service of banks. While industrial hemp cultivation was legalized by the 2018 Farm Bill, the FDA is choosing to regulate certain hemp products, including CBD. It is possible that the circumstances surrounding the FDA’s handling of CBD-related issues could cause us to have difficulty securing services from banks, in the future.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by competitors, the value of our brands may be diminished, and our business adversely affected. We rely, and expect to continue to rely, on a combination of confidentiality and license agreements with employees, consultants and third parties with whom we have relationships, as well as trademark protection laws, to protect our proprietary rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brands may be diminished, and the perception of our products may become confused in the marketplace. In such circumstance, our business could be adversely affected.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

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In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

The outstanding shares of Series A Non-Convertible Preferred Stock preclude current and future owners of our common stock from influencing any corporate decision. Our Chief Executive Officer, Lisa Nelson, owns all of the outstanding shares of our Series A Non-Convertible Preferred Stock. The Series A Non-Convertible Preferred Stock has the following voting rights: the shares of Series A Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities as a single class and shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders. Mrs. Nelson will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

There is no escrow established for the proceeds of this offering. Because there is no escrow established for the proceeds of this offering, proceeds derived from sales of Offered Shares will be deposited directly into our operating account, will be available for immediate use by our company and will be immediately subject to any claims of our creditors.

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There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares. Because our common stock is volatile and thinly traded, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

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Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	announcements of innovations or new services by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	temporary or permanent inability to operate our retail location(s); and
•	rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of December 31, 2023, was $294,584 (unaudited), or $0.002 per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

The tables below illustrate the dilution to purchasers of the Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold at a price of $0.003 per Offered Share, which represents the midpoint of the offering price range herein.

Assuming the Sale of 100% of the Offered Shares
Assumed offering price per share	$.0.003
Net tangible book value per share as of March 31, 2024 (unaudited)	$0.___
Increase in net tangible book value per share after giving effect to this offering	$.0.001
Pro forma net tangible book value per share as of March 31, 2024 (unaudited)	$.0.003
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.0.000

Assuming the Sale of 75% of the Offered Shares
Assumed offering price per share	$.0.003
Net tangible book value per share as of March 31, 2024 (unaudited)	$0.___
Increase in net tangible book value per share after giving effect to this offering	$.0.001
Pro forma net tangible book value per share as of March 31, 2024 (unaudited)	$.0.003
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.0.000

Assuming the Sale of 50% of the Offered Shares
Assumed offering price per share	$.0.003
Net tangible book value per share as of March 31, 2024 (unaudited)	$0.___
Increase in net tangible book value per share after giving effect to this offering	$.0.001
Pro forma net tangible book value per share as of March 31, 2024 (unaudited)	$.0.003
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.0.000

Assuming the Sale of 25% of the Offered Shares
Assumed offering price per share	$.0.003
Net tangible book value per share as of March 31, 2024 (unaudited)	$0.___
Increase in net tangible book value per share after giving effect to this offering	$.0.001
Pro forma net tangible book value per share as of March 31, 2024 (unaudited)	$.0.003
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.0.000

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a price of $0.003 per Offered Share, which represents the midpoint of the offering price range herein, and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	750,000,000	1,500,000,000	2,250,000,000	3,000,000,000
Gross proceeds	$2,250,000	$4,500,000	$6,750,000	$9,000,000
Offering expenses(1)	12,500	12,500	12,500	12,500
Net proceeds	$2,237,500	$4,487,500	$6,737,500	$8,987,500

(1)	Offering expenses include the following items, certain of which are estimated for purposes of this table: legal fees and Blue-Sky compliance.

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a price of $0.003 per Offered Share, which represents the midpoint of the offering price range herein. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Inventory	$500,000	$1,000,000	$2,000,000	$3,000,000
Marketing and Advertising	500,000	1,000,000	2,000,000	3,000,000
Trade Shows	50,000	100,000	100,000	100,000
Product Development	100,000	250,000	500,000	750,000
Office and Lab Expense	100,000	250,000	250,000	250,000
Payroll Expense (1)	300,000	500,000	500,000	500,000
Working Capital	687,500	1,387,500	1,387,500	1,387,500
Total Net Proceeds	$2,237,500	$4,487,500	$6,737,500	$8,987,500

(1)	We intend to apply up to $200,000 of proceeds in compensating our management, including our Chief Executive Officer, our Chief Product Developer and our Chief Marketing Officer. While we have entered into an employment agreement with our Chief Executive Officer, Lisa Nelson, we have not entered into an employment agreement with either of our other executive officers, Breanna Nelson and Matthew McGee. It is expected that we will enter into employment agreements with Ms. Nelson and Mr. McGee, in the near future, although none of the terms of such employment agreements has been determined.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the CBD industry, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 3,000,000,000 Offered Shares on a best-efforts basis, at a fixed price of $_0.001-0.005 per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds.

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Lisa Nelson. Mrs. Nelson will not receive any compensation for offering or selling the Offered Shares. We believe that Mrs. Nelson is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mrs. Nelson:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:
•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mrs. Nelson at: lisalbcbioscience@gmail.com; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

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Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to sell the Offered Shares in Colorado, Connecticut, Delaware, Georgia, Nevada, Puerto Rico and New York. However, we may, at a later date, decide to sell Offered Shares in other states. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

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Issuance of the Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be freely transferable, upon their respective issuances.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 10,000,000,000 shares of common stock, $.0001 par value per share; and (b) 100,000,000 shares of Preferred Stock, $.0001 par value per share, 66,081,530 shares of which have been designated Series A Non-Convertible Preferred Stock.

As of the date of this Offering Circular, there were 141,687,622 shares of our common stock issued and outstanding held by 91 holders of record; and 66,081,530 shares of Series A Non-Convertible Preferred Stock issued and outstanding held by two holders of record.

Common Stock

This Offering Circular reflects a 1-for-300 reverse split (the Reverse Split) of our company’s common stock that became effective April 22, 2024 (historical share numbers herein have been restated to reflect the Reverse Split).

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Further, all of the outstanding shares of Series A Non-Convertible Preferred Stock are owned by our Chief Executive Officer, Lisa Nelson. Mrs. Nelson, thus, controls all corporate matters of our company. (See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Non-Convertible Preferred Stock

Voting. The Series A Non-Convertible Preferred Stock has the following voting rights: the shares of Series A Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities as a single class and shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders. Our Chief Executive Officer, Lisa Nelson, as the owner of all of the outstanding shares of the Series A Non-Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

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Dividends. The Series A Non-Convertible Preferred Stock is not entitled to receive any dividends.

Liquidation Preference. The holders of shares of the Series A Non-Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of our company available for distribution to our shareholders, whether from capital, scruples or earnings, an amount equal to one dollar ($1.00) per share.

Conversion. The shares of Series A Non-Convertible Preferred Stock possess no rights of conversion.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Signature Stock Transfer, Inc., 14673 Midway Road, Suite 220, Addison, Texas 75001, as the transfer agent for our common stock. Signature Stock Transfer’s website is located at: www.signaturestocktransfer.com No information found on Signature Stock Transfer’s website is part of this Offering Circular.

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BUSINESS

History and Overview

Our company was incorporated in the State of Nevada on December 31, 2003, as Platinum Consulting Services, Inc. On July 3, 2006, our corporate name changed to Autobidlive Auctions International Inc.; on December 26, 2006, our corporate name changed to Auctions International Inc.; on March 26, 2013, our corporate name changed to Rangemore Film Productions Corp.; on December 19, 2013, our corporate name changed to Cre8tive Works, Inc.; on August 31, 2017, our corporate name changed to Optium Cyber Systems, Inc.

In January 2019, we acquired LBC Bioscience Inc. (“LBC”), the developer and marketer of CBD-based organic products. In conjunction with the LBC acquisition, we changed our corporate name to CBD Life Sciences Inc.

Our principal executive office is located at 10953 N. Frank Lloyd Wright Boulevard, Suite 108, Scottsdale, Arizona 85259. Our telephone number is (480) 410-6780 and our website address is www.lbcbioscience.com. No information found on our company’s website is part of this Offering Circular.

Our Business

We are engaged primarily in the cannabidiol (CBD) market. We develop and manufacture our own CBD products and our primary focus is on continuing to develop and market organic products, as well as acting as a retailer of products of other suppliers and manufacturers. (See “Our Products” below).

Our Products

We recently rebranded our proprietary products to “The CBD Vault” brand name, which aligns with our Scottsdale, Arizona, retail location that does business as “The CBD Vault.”

The CBD in our products is derived from industrial hemp. CBD hemp oil is extracted from the cannabis varieties that are naturally abundant in CBD and low in THC (the principal psychoactive constituent (or cannabinoid) of cannabis). Each of our providers of CBD have represented that they employ an extraction process designed to yield highly concentrated CBD oil that also contains other potentially nutritious materials, such as omega-3 fatty acids, terpenes (a class of organic compounds which when modified are used in a variety of medicines and alternative medicines such as aromatherapy), vitamins, chlorophyll and amino acids. Further, our products are parasite-free. We do not make any claims not covered by actual research. However, users rely on statements made on social media by many users of similar products. We have no association with any of the individuals posting about these types of products on social media, nor are we able to exercise any control over them and the content of their posts, statements, or other claims.

Our primary focus is on developing organic products, such as CBD hemp oil herbal drops, CBD pet treats, CBD pet drops and CBD hemp rub. Each of these products contains numerous ingredients. For example, the Pet Hemp CBD Treats is made up of Apple Cider Vinegar, Rice Bran, Cane Molasses, Rice Flour, Water, Tapioca Starch, Cheese Flavor, Lecithin, Safflower Oil, Glycerin, Passion Flower, Valerian Root, Ginger Root, Ascorbic Acid, Sorbic Acid, Calcium Propionate, CBD Hemp Oil, and Vitamin E. The Hemp CBD Pet Drops contain Rich Hemp Oil, Glucosamine, Chondroitin, MSM, Hyaluronic Acid, Aloe Vera Gel, Fructose, Natural Flavor, and Organic Glycerin.

F-20

Currently, at our retail location and on our website, we offer the following products:

Products Produced In-House	White Label Products	Third-Party Products

CBD Bath Bombs

CBD Bath Fizz

CBD Pain Relief Cream

CBD Salve

CBD Massage Oil

Full-Spectrum CBD Drops

Nano CBD Drops

Delta 8 Vape Cartridges

Full-Spectrum CBD Vape Cartridges

CBD Pet Oils

Approximately 40% of Sales

Full-Spectrum CBD Gummies Delta 8 Gummies Delta 10 Gummies Delta 8 Prerolls CBD Prerolls Delta 8 Flower CBD Flower CBD Roll-On Gel CBD Dog Treats CBD Cat Treats Approximately 30% of Sales

Jeannie in a Bottle Pain Relief Spray

ACV for Health ACV+CBD Gummies

Alpilean Weight Loss Supplement

Blue Magic Kratom Capsules

Emerald Sun Farms Hemp Extract

Empower Bodycare CBD Products

Mitra Kratom Seltzer

Mitra Kratom+Kava Shots

Mitra Kava Seltzer

Raw Rolling Papers

Approximately 30% of Sales

As part of our business strategy, we constantly seek opportunities to add white-label products and third-party products to our product mix.

Retail Location

We currently operate “The CBD Vault,” a retail location located at 10953 N. Frank Lloyd Wright Boulevard, Suite 108, Scottsdale, Arizona 85259, where we sell all of our products. In addition to operating The CBD Vault retail business, the facility also contains a small laboratory in which we conduct research and development activities, in our efforts to product new and exciting products for our customers. Finally, the facility contains a production and fulfillment area, where our products that are made by our company are produced and packaged. Also in this area, we fulfill orders received through our online store.

The CBD Vault leased premises contains approximately 1,360 square feet, under a five-year lease that expires in March 2026, with a three-year renewal term at the option of our company. Monthly rent is currently $1,860.

F-21

Suppliers and Raw Materials

Our suppliers have represented to us that their manufacturing facilities follow FDA required guidelines and regulations stated in FDA 21 CFR PART 111 and are NSF GMP certified and registered with the FDA accordingly.

Our white label products and our third-party products are made by independent vendors. All raw materials and white label and third-party products purchased by us are tested by their respective manufacturers to provide quality assurance and ensure no presence of THC. The vendors package and label the items being delivered to us.

In-House Products. We obtain the raw materials needed to produce our in-house products from a wide-range of suppliers. None of the ingredients used in the production of our products is scarce and we have not experienced, nor do we expect to experience, difficulties in obtaining any of such ingredients. Likewise, we have not experienced, nor do we expect to experience, difficulties in obtaining supplies needed to package and ship our products. We have not entered into any standing agreements with any supplier. Rather, we order needed supplies on an ad hoc basis.

With respect to our CBD products, we do not engage in the CBD extraction process. Rather, we purchase CBD needed to produce our in-house products.

White Label Products. We obtain our white label products directly from their respective manufacturers. We have not experienced, nor do we expect to experience, difficulties in obtaining any of our white label products from their respective manufacturers. Further, we have not entered into any standing agreements with any supplier of our white label products. Rather, we order our white label products on an ad hoc basis.

Third-Party Products. We obtain our third-party products directly from the manufacturers or from their authorized distributors. We have not experienced, nor do we expect to experience, difficulties in obtaining any of our third-party products from their respective manufacturers and/or authorized distributors. Further, we have not entered into any standing agreements with any manufacturer or any authorized distributor of our third-party products. Rather, we order our third-party products on an ad hoc basis.

Quality of Raw Materials. The CBD in our products is derived from industrial hemp. CBD hemp oil is extracted from the cannabis varieties that are naturally abundant in CBD and low in THC (the principal psychoactive constituent (or cannabinoid) of cannabis). Each of our providers of CBD have represented that they employ an extraction process designed to yield highly concentrated CBD oil that also contains other potentially nutritious materials, such as omega-3 fatty acids, terpenes (a class of organic compounds which when modified are used in a variety of medicines and alternative medicines such as aromatherapy), vitamins, chlorophyl and amino acids. Further, Our products are parasite-free.

Marketing

The target market for our products is individuals who hear or read about the CBD market principally through social media. This is a demand for the type of product that we sell that has been created and is in place. We make no claims about the products in terms of what benefits they might or might not provide. Users of the products get their information from social media or other similar sources. We do not make any claims about any product other than indicating each product’s components. Our initial sales have been done at trade shows or by word of mouth with contacts of our officers as well as a few made by telephone call-in orders. Sales have been made on a cash basis. Customers use CBD products for a variety of reasons. They hear about them from friends and read about them on social media and other Internet sites.

We currently sell products at our store front, online via website, kiosks and tradeshows. We also have entered into an arrangement where some of our products are available through Amazon. We continue to try to cultivate relationships with retailers and other distribution channels to offer our products to as many customers as possible through as many distribution channels as available. Additionally, we are working to increase our sales using sales distributors and supplement. We cannot predict the likelihood of success in using these techniques.

F-22

We routinely review all of our marketing and other materials to ensure that they are clear that no claims of any medical or health benefit are made by us or anyone representing us with regard to any of our offered products.

We do not make any statements that are not supported by published scientific research, and we do not use the term “dietary supplement” which describes a broad and diverse category of products that a person can eat or drink to support good health and supplement the diet. Our determination in this regard was made in light of FDA-issued letters to some makers of CBD products warning about the use of the term “dietary supplement.” None of our offered products is pre-approved by the FDA or any other regulatory agency.

Competition

The CBD industry is relatively new and growing. Its members include Canna Vest Corp., Cannabis Science, Vape Holding, Hemp Life Today, Cannabiol, Alternate Vape CBD, Tasty Hemp Oil and Cibaderm. Many of these companies have greater resources and market recognition than we do. There is also a possibility of a larger company trying to acquire many of the smaller companies in the industry, especially if regulatory uncertainties become less. We plan on competing using specific products that we believe meet customer demands and sell them at prices that are very reasonable in relation to other products in the marketplace. We cannot predict the likelihood of succeeding in these efforts, however.

Regulatory Environment

Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act “), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana.

The 2018 Farm Bill also shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture. The 2018 Farm Bill did not change the United States Food and Drug Administration’s (“FDA”) oversight authority over CBD products. The 2018 Farm Act delegated the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended products containing hemp-derived CBD would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged.

Additionally, the FDA has indicated its view that certain types of products containing CBD may not be permissible under the United States Federal Food, Drug and Cosmetic Act (“FDCA”). The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added CBD, and marketing products containing CBD as a dietary supplement, regardless of whether the substances are hemp-derived. Although we believe our existing and planned CBD product offerings comply with applicable federal and state laws and regulations, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

F-23

Seasonality

We do not experience any seasonality in our business.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Property

Our principal executive offices are co-located with our retail location where we also distribute our products at the CBD Vault located at 10953 N. Frank Lloyd Wright Blvd., Unit 108, Scottsdale, Arizona 85259, in a leased space with a monthly rental of $4,600.

Employees

We have five employees (three full-time and two part-time), including our CEO, Lisa Nelson. Mrs. Nelson is required under her employment agreement to devote not less than 30 hours per week on our company’s business. Brianna Nelson, the adult daughter of Lisa Nelson and our Chief Product Developer, devotes 20 hours per week on our company’s business and Matthew McGee, our Chief Marketing Officer, devotes 20 hours per week on our company’s business.

We believe that we have been successful in attracting experienced and capable personnel. Our employees have entered into an agreement with us requiring each not to compete or disclose our proprietary information. Our employees are not represented by any labor union. We believe that relations with our employees are excellent.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Results of Operations

Three Months Ended March 31, 2024 (“Interim 2024”) and 2023 (“Interim 2023”). During Interim 2024, our business operations generated $42,850 (unaudited) in revenues from sales of our products with a cost of sales of $25,139 (unaudited), resulting in a gross profit of $17,711 (unaudited).

During Interim 2024, we incurred operating expenses of $70,094 (unaudited), which were comprised entirely of general and administrative expenses, resulting in a net loss of $52,383 (unaudited).

During Interim 2023, our business operations generated $31,549 (unaudited) in revenues from sales of our products with a cost of sales of $14,513 (unaudited), resulting in a gross profit of $17,036 (unaudited).

During Interim 2023, we incurred operating expenses of $40,556 (unaudited), which were comprised entirely of general and administrative expenses, resulting in a net loss of $23,520 (unaudited).

Years Ended December 31, 2023 (“Fiscal 2023”) and 2022 (“Fiscal 2022”). During Fiscal 2023, our business operations generated $167,147 (unaudited) in revenues from sales of our products with a cost of sales of $86,916 (unaudited), resulting in a gross profit of $80,231 (unaudited).

During Fiscal 2022, our business operations generated $160,241 (unaudited) in revenues from sales of our products with a cost of sales of $73,711 (unaudited), resulting in a gross profit of $86,530 (unaudited).

During Fiscal 2023, we incurred operating expenses of $158,805 (unaudited), which were comprised of sales and marketing expenses of $11,342 (unaudited), salaries, including officer compensation, of $55,276 (unaudited), other expenses of $61,991 (unaudited) and general and administrative expenses of $30,196 (unaudited), resulting in a net loss of $78,574 (unaudited).

During Fiscal 2022, we incurred operating expenses of $946,334 (unaudited), which were comprised of sales and marketing expenses of $351,158 (unaudited), professional fees of $13,359 (unaudited), salaries, including officer compensation, of $433,234 (unaudited), other expenses of $115,912 (unaudited) and general and administrative expenses of $32,671 (unaudited), resulting in a net loss of $859,804 (unaudited).

F-25

Plan of Operation for the Next Twelve Months

In General. We believe that the proceeds of this offering will satisfy its cash requirements for the next twelve months. However, to continue expanding operations and opening new facilities and retail locations, we may need to raise additional funds in the next twelve months if our growth cannot be sustained by the revenue generated from increased sales.

Over the past twelve months, we have introduced new products to the market such as CBD infused gum balls, straws and bath bombs. In addition to new products, we are increasing our marketing efforts to retail smoke shops and determining locations for the placement of vending machines containing our products.

To accommodate our desired growth in retail locations and product development, we may need to hire additional staff, employees, and other contractors as demand increases.

Cost of revenue. We anticipate that the cost of revenue will consist primarily of expenses associated with the delivery and distribution of our services and products. These include expenses related to purchasing equipment, colocation, marketing, providing products and services and salaries and benefits for employees on our operations teams.

Research and Development. We are engaged in substantial research and development expenses. These will consist primarily of salaries, and benefits for employees who are responsible for building new products as well as improving existing products. We will expense all of our research and development costs as they are incurred.

Marketing and Sales. To grow our product reach and consumer base, we anticipate that we will need to make substantial marketing and sales expenses which will consist primarily of salaries, and benefits for our employees engaged in sales, sales support, marketing, business development, operations, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures.

General and Administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. We expect to incur substantial expenses in marketing this offering, in marketing our new products, and increasing our retail locations and the availability of our products.

Financial Condition, Liquidity and Capital Resources

March 31, 2024. At March 31, 2024, our company had $82 (unaudited) in cash and had working capital of $140,714 (unaudited), compared to $2,516 (unaudited) in cash and a working capital deficit of $177,383, at December 31, 2023.

Our company’s current cash position of approximately $5,000 is not adequate for our company to maintain its present level of operations through the remainder of 2024. We must obtain additional capital from third parties, including in this offering, to implement our business plans and to remain in business. There is no assurance that we will be successful in obtaining such additional capital.

December 31, 2023. At December 31, 2023, our company had $2,516 (unaudited) in cash and had a working capital deficit of $177,383 (unaudited), compared to cash of $558 (unaudited) and a working capital deficit of 160,656, at December 31, 2022.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

F-26

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some of our significant estimates and assumptions include the fair value of our common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to our deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in losses to us, but are of the nature such that they will only be resolved when one or more future events occur or fails to occur. Our management, in consultation with our legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Positions	Time Devoted to Company Business
Lisa Nelson	57	Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and Director	Not Less Than 30 Hour Per Week(1)
Brianna Nelson	27	Chief Product Developer and Director	20 Hours Per Week
Matthew McGee	25	Chief Marketing Officer	20 Hours Per Week

(1) Mrs. Nelson is required to devote not less than 30 hours per week to the business of our company, pursuant to the terms of her employment agreement.

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. Brianna Nelson is the daughter of Lisa Nelson. There exist no other family relationships among our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Lisa Nelson, CEO, President, Chief Financial Officer and Director. Lisa Nelson is a community-minded entrepreneur with over 25 years of executive management and ownership experience. Mrs. Nelson also has operations and national sales experience in a wide range of industries including hospitality, healthcare, marketing, and retail. Since February 2019, Mrs. Nelson has been President, CEO and a Director of CBD Life Sciences Inc. (trading symbol: CBDL), which retails and wholesales CBD organic products, including CBD drops, pain relief creams, anxiety and sleep supplements, CBD brain boost coffee, weight loss coffee, gummies, a full line of CBD infused anti -aging skin care line and a full pet line.

Mrs. Nelson graduated from The Mandel Medical School with a Medical Assistant degree in 1987. She also attended Queens Borough Community College as well as Pima Community College for her nursing degree LPN in 1992. Mrs. Nelson’s drive has always been focused on helping people and contributing to the community. Currently Mrs. Nelson is an active member in the American Legions Auxiliary. She has also been associated with the Scottsdale Chamber of Commerce. Mrs. Nelson manages a fund for The Christian Matthew Nelson Scholarship, and has assisted with various fundraisers, including the Illumin8 Life Foundation for Breast Cancer awareness.

Brianna Nelson, Chief Product Developer and Director. Brianna Nelson has, in a short time, developed a broad base of experience in the marketing and social media sector. Since 2019, she has directed social media activities for CBD Life Sciences Inc. (trading symbol: CBDL). On a day-to-day basis, Ms. Nelson plays a big role marketing CBDL’s products through an online presence and social media outlets. She attends Scottsdale Community College and will be graduating with two associate degrees. Ms. Nelson is a director of FBC Holding, Inc. (trading symbol: FBCD).

Matthew McGee, Chief Marketing Officer. Matthew McGee is a passionate and compassionate leader of high performing teams with deep expertise in designing effective customer marketing strategies and building commercial capabilities that drive performance. Mr. McGee is also very knowledgeable in the computer world and currently holds an Associate’s Degree in Cyber Security from Westmoreland County Community College located in Pennsylvania. Mr. McGee is a director of FBC Holding, Inc. (trading symbol: FBCD).

28

Employment Agreement

We have entered into an employment agreement (the “Nelson Agreement”) with our Chief Executive Officer, Lisa Nelson, pursuant to which she serves as our Chief Executive Officer. The term of the Nelson Agreement is five years, expiring in May 2029. Pursuant to the Nelson Agreement, Mrs. Nelson is obligated to devote not less than 30 hours per week to our company’s business and provides for 15 days of vacation. Under the Nelson Agreement, until such time as our company obtains $1,000,000 in capital funding, Mrs. Nelson is to be paid an annual salary of $120,000, which annual salary is to increase to $150,000, once such funding has been obtained.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, their other business interests and their involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

During the year ended December 31, 2023, our Board of Directors, did not hold a meeting, but took action by unanimous written consent in lieu of a meeting on six occasions.

Independence of Board of Directors

None of our directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Lisa Nelson, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mrs. Nelson collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

29

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lisa Nelson Chief Executive Officer, Secretary	2023 2022	120,000(1)	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- 120,000(1)
Brianna Nelson Chief Product Developer	2023 2022	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---
Matthew McGee Chief Marketing Officer	2023 2022	60,000 60,000	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	60,000 60,000

(1)	This entire amount has been accrued.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lisa Nelson	---	---	---	---	n/a	---	n/a	---	---
Brianna Nelson	---	---	---	---	n/a	---	n/a	---	---
Matthew McGee	---	---	---	---	n/a	---	n/a	---	---

30

Employment Agreement

We have entered into an employment agreement (the Nelson Agreement) with our Chief Executive Officer, Lisa Nelson, pursuant to which she serves as our Chief Executive Officer. The term of the Nelson Agreement is five years, expiring in May 2029. Pursuant to the Nelson Agreement, Mrs. Nelson is obligated to devote not less than 30 hours per week to our company’s business and provides for 15 days of vacation. Under the Nelson Agreement, until such time as our company obtains $1,000,000 in capital funding, Mrs. Nelson is to be paid an annual salary of $120,000, which annual salary is to increase to $150,000, once such funding has been obtained.

Outstanding Equity Awards

During the years ended December 31, 2023 and 2022, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors of our company.

31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned(1)	Number of Shares Beneficially Owned	% Beneficially Owned (2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Lisa Nelson Brianna Nelson Matthew McGee Officers and directors, as a group (3 persons)	476,989(3) 157,339 0 634,328	* * 0% *	476,989(3) 157,339 0 634,328	* * 0% *	See Note 4 and Note 5
Series A Non-Convertible Preferred Stock(5)
Lisa Nelson	66,081,530	100%	66,081,530	100%

*	Less than 1%.
(1)	Based on 141,687,622 shares outstanding, before this offering.
(2)	Based on 3, 141,687,622 shares outstanding, assuming the sale of all of the Offered Shares, after this offering.
(3) (4)

Includes 7,334 owned of record by Lisa Nelson’s husband, Thomas Nelson.

Our Chief Executive Officer, Lisa Nelson, owns all of the outstanding shares of our Series A Non-Convertible Preferred Stock. The Series A Non-Convertible Preferred Stock has the following voting rights: the shares of Series A Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities as a single class and shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders. Mrs. Nelson will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.

(5)	The Series A Non-Convertible Preferred Stock has the following voting rights: the shares of Series A Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities as a single class and shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders.

Series A Non-Convertible Preferred Stock

Voting Rights. Currently, there are 66,081,530 shares of our Series A Non-Convertible Preferred Stock issued and outstanding, all of which shares are owned by Lisa Nelson, our Chief Executive Officer. Mrs. Nelson controls all corporate matters of our company.

The Series A Non-Convertible Preferred Stock has the following voting rights: the shares of Series A Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities as a single class and shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders. Mrs. Nelson will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Description of Securities—Series A Non-Convertible Preferred Stock”).

32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amounts Owed to Related Parties

As of December 31, 2023, we owed our Chief Executive Officer, Lisa Nelson, a total of $175,981, which amount is due on demand. However, Mrs. Nelson has advised our company that she does not intend to demand repayment of any portion of the amount owed to her, until such time as such repayment would not have an adverse affect on our operations.

On March 11, 2020, we entered into a Debt Settlement Agreement with our Chief Executive Officer, Lisa Nelson, pursuant to which we issued to Lisa Nelson 50,000,000 shares of Series A Non-Convertible Preferred Stock in exchange for forgiveness of $50,000 owed to Ms. Nelson.

Disclosure of Conflicts of Interest

Besides the family relationship between Lisa Nelson and Brianna Nelson, there are no conflicts of interest between us and any of our officers or directors

Stock Options

Our stockholders have approved a 2019 Stock Option Plan, as previously adopted by our Board of Directors (the ”Plan”). Under this Plan, our officers, directors, and key employees and consultants can receive incentive stock options and non-qualified stock options to purchase shares of our Common Stock. To date, no options have been issued.

With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted. The Plan requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with us, or engages in or is involved with any business similar to ours, such option holder’s incentive options immediately terminate.

Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000. No such options have yet been issued.

Bonus Plan for Executive Officers

Our Board of Directors has established an annual Bonus Plan for Executive Officers (the "Bonus Plan"). Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

Management Stock Bonus Plan

Our Management Stock Bonus Plan provides that we shall establish a reserve of shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering us the opportunity to buy back the stock at its issue price. In the first year of the restriction period, we have the right to buy back all of the awarded stock. In the second year, we have the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, we have the right to buy back 50% of the awarded stock. No shares have been issued under the plan.

33

Indemnification Agreements

We have entered into an indemnification agreement with Lisa Nelson. Any indemnification agreements we enter into and our amended and restated Bylaws will require us to indemnify our directors to the fullest extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Employment Agreements

We have entered into an employment agreement (the Nelson Agreement) with our Chief Executive Officer, Lisa Nelson, pursuant to which she serves as our Chief Executive Officer. The term of the Nelson Agreement is five years, expiring in May 2029. Pursuant to the Nelson Agreement, Mrs. Nelson is obligated to devote not less than 30 hours per week to our company’s business and provides for 15 days of vacation. Under the Nelson Agreement, until such time as our company obtains $1,000,000 in capital funding, Mrs. Nelson is to be paid an annual salary of $120,000, which annual salary is to increase to $150,000, once such funding has been obtained.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas. Newlan Law Firm, PLLC owns no securities of our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

34

INDEX TO FINANCIAL STATEMENTS

CBD Life Sciences, Inc.

35

CBD LIFE SCIENCES, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$82	$2,516
Inventory	9,194	20,825
Due from related party	175,981	175,981
Total current assets	185,257	199,322
Other Assets:
Furniture, net	4,006	4,774
Equipment, net	47,257	56,315
Leasehold Improvements, net	23,249	27,705
Website, net	22,100	26,336
Deposits	4,875	4,875
Goodwill	100,000	100,000
Total Other Assets	201,487	220,005
Total Assets	$386,744	$419,327
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Due to director	$24,559	$–
Payroll tax payable	5,112	5,112
Sales taxes payable	14,872	19,631
Total Current Liabilities	44,543	24,743
Total Liabilities	44,543	24,743
Stockholders' Equity (deficit):
Preferred Stock	66,082	66,082
Common Stock	4,070,624	4,070,624
Paid in Capital	10,819,988	10,819,988
Accumulated deficit	(14,614,493)	(14,562,110)
Stockholders' Equity (deficit)	342,201	394,584
Total Liabilities and Stockholders' Equity (deficit)	$386,744	$419,327

See accompanying notes to these unaudited consolidated financial statements.

F-1

CBD LIFE SCIENCES, INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2024	2023
Sales	$42,850	31,549
Cost of Goods Sold	(25,139)	(14,513)
Gross Profit	17,711	17,036

Operating Expenses:
General and Administrative expenses	70,094	40,556
Total Operating Expenses	70,094	40,556

Operating Profit (loss)	(52,383)	(23,520)

	–	–
Total Other Income (expense)	–	–

Net Income (loss)	$(52,383)	$(23,520)

Net loss per share attributable to common shareholders:	(52,383)	(23,520)
Basic and diluted	$–	$–

Weighted average shares outstanding
Basic and diluted	135,687,471	135,687,471

See accompanying notes to these unaudited consolidated financial statements.

F-2

CBD LIFE SCIENCES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(UNAUDITED)

	For the Three Months ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(52,383)	(23,520)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	18,519	18,519
Inventory	11,631	(1,685)
Due to related party	24,559	7,199
Accounts Payable	(4,760)	–
Net cash used in operating activities	(2,434)	513

Cash flows from investing activities:
Net cash from investing activities	–	–

Cash flows from financing activities:
Proceeds from notes payable	–	–
Proceeds from convertible notes	–	–
Proceeds from Common Stock Issuances	–	–
Contributions to paid in capital	–	–
Advances payable - related party	–
Net cash provided by financing activities	–	–

Non-Cash Transactions
Net Non-Cash Transactions	–	–

Net increase (decrease), cash and cash equivalents	(2,434)	513

Cash and cash equivalents, beginning of year	2,516	558

Cash and cash equivalents, end of period	$82	$1,071

Supplemental Disclosure of Cash Flows Information:
Common Stock issued upon conversion of convertible NP (non-cash)	–	–
APIC from conversion of convertible NP (non-cash)	–	–

See accompanying notes to these unaudited consolidated financial statements.

F-3

CBD LIFE SCIENCES, INC.

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(UNAUDITED)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders'
		Amount		Amount	Capital	(Deficit)	(Deficit)
	Shares	($)	Shares	($)	($)	($)	($)
Balance, December 31, 2022	66,081,530	66,082	141,687,622	4,070,624	10,819,988	(14,483,536)	473,158

Stock Issued
Net income (loss)						(23,520)	(23,520)
Balance, March 31, 2023	66,081,530	66,082	141,687,622	4,070,624	10,819,988	(14,507,056)	449,638

Balance, December 31, 2023	66,081,530	66,082	141,687,622	4,070,624	10,819,988	(14,562,110)	394,584

Stock issued (canceled)
Net income (loss)	–	–	–	–	–	(52,383)	(52,383)
Balance, March 31, 2024	66,081,530	66,082	141,687,622	4,070,624	10,819,988	(14,614,493)	342,201

See accompanying notes to these unaudited consolidated financial statements.

F-4

CBD LIFE SCIENCES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

Note 1. Nature of Operations and Continuance of Business

The Company was in the business of providing business consulting services until 2006 when on May 15, 2006, it signed a Share Purchase agreement to acquire an undivided 100% right, title, and interest in and to all the outstanding shares of AutoBidLive Auctions Inc. AutoBidLive Auctions Inc was a private company incorporated in the Province of Alberta, Canada whose main asset was a proprietary software to enable real time, online auctions of any product or commodity for use by the wholesale market. This included cars, boats, planes, coins, stamps, industrial products, diamonds, artwork, and livestock. As a result of the closing of the Share Purchase Agreement the Company changed its name from Platinum Consulting Services to AutoBidLive Auctions International Inc. The Company subsequently changed its name again on December 26, 2006, from AutoBidLive Auctions International Inc. to Auctions International Inc. although there was no change in business.

Between 2006 and 2012 the Company continued to develop and market its online auctions software and on November 20, 2012, it entered into an agreement with Rangemore Productions to produce a live interactive auction television series utilizing the AutoBidLive software. This led to a merger with Rangemore Productions, a company that leased film studio space to independent film productions that presented themselves. Although this was a deviation from the original business plan, the management felt that it was an exciting opportunity and decided to pursue it. On December 31, 2012, the Company entered into a Merger Agreement and on June 30, 2013, the merger closed whereby the Company issued 42,942,000 preferred shares for all the assets and liabilities of Rangemore Productions Corp.

Prior to the closing of the Merger Agreement on March 26, 2013, the Company changed its corporate name from Auctions International Inc. to Rangemore Film Productions Corp. to reflect the closing of the Merger Agreement between the Company and Rangemore Productions Corp. and the resulting change in business. On December 19, 2013, the Company again changed its corporate name to Cre8tive Works, Inc. as there was confusion with another company using the name Rangemore but did not change it business plan or operations.

From March 2013 to August 2017 Cre8tive Works was in the business of financing media productions. The term "media productions" includes but is not limited to feature films, documentaries, animation, television series, movies-of-the-week, television specials, webisodes, and soundtracks. The business was not successful and in August of 2017 the management was presented with the opportunity to acquire a technology platform developed to analyze and monitor IT networks for cyber security vulnerabilities and breaches. As a result of the new business the Company changed its name to Optium Cyber Systems, Inc. (OCSI). OCSI developed a proprietary process to analyze, identify/ and address cyber security vulnerabilities in an organization's critical IT infrastructure which is scalable to any size organization in any industry.

On January 1, 2019, the name was changed to CBD Life Sciences, Inc- through a share exchange to capitalize on the growing cannabidiol sector. LBC Bioscience, Inc. is developing and marketing a line of cannabidiol based organic products such as hemp drops, recovery pain relief products, anxiety and sleep solutions, supplements, edibles, bath products, kosher products, and a full line of pet products. In addition, LBC has developed a new and improved along with CBD biodegradable straws. All the manufactured products can be viewed and purchased on the Company website. As a result of the acquisition, the Company changed its name to CBD Life Sciences, Inc. CBD Life Sciences, Inc is a Nevada corporation and is a publicly traded company having its common shares quoted on the OTC Markets under the trading symbol "CBDL".

Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues sufficient to cover its expenses since inception and is unlikely to generate significant revenue or earnings in the immediate or near future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

The Company will need additional working capital to continue or to be successful in any future business activities. Therefore, the continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Management plans to seek debt or equity financing, or a combination of both, to raise the necessary working capital.

F-5

Subsidiary

The Company is consolidating its wholly owned subsidiary in the financial statements. On February 8, 2019, the Company completed the acquisition of LBC Bioscience Inc. which was accounted for under ASC 805 and disclosed as a related party transaction.

Summary of Significant Accounting Principles

Basis of Presentation and Principles of Consolidation

These financial statements are prepared in conformity with accounting principles accepted in the United States and are presented in US dollars, unless otherwise noted. The Company's fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with US accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, recoverability of goodwill and intangible assets, fair value of convertible debt, stock- based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity dates of three months or less at the time of issuance to be cash equivalents.

Inventory

The Company extends unsecured credit to its customers in the ordinary course of business. Accounts receivable related to product sales is recorded at the time the goods are delivered and payment is expected. Product sales are collected within 30 to 60 days after the invoice is received. The Company periodically evaluates its receivables and establishes allowances based on historical experience and other currently available information.

Intangibles Assets

Intangible assets acquired are initially recognized and measured at cost and are not being amortized. Impairment tests are conducted annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized in income for the excess, if any. The amortization methods and estimated useful lives of intangible assets are reviewed annually.

Earnings Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the statements of operations. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all diluted potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive.

F-6

Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation - Stock Based Compensation and ASC 505-50 - Equity-Based Payments to Non-Employees. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company files federal income tax returns in the United States. The Company may be subject to a reassessment of federal taxes by tax authorities for a period of three years from the date of the original notice of assessment in respect of any tax year. In certain circumstances, the federal statute of limitations can reach beyond the standard three-year period. The statute of limitations in the United States for income tax assessment varies from state to state. Tax authorities have not audited any of the Company's income tax returns. The Company recognizes interest and penalties related to uncertain tax positions in tax expense. During the years ended December 31, 2023 and 2022, there were no charges for interest or penalties.

Financial Instruments and Fair Value Measures

ASC 820, Fair Value Measurements, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1:	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2:	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Note 2. Equity

Common Stock

Effective April 22, 2024, a 1:300 reverse split of the Company’s common stock occurred. All share numbers and all per share numbers in the accompanying financial statements have been adjusted to reflect such reverse split.

Preferred Stock

On March 11, 2020, the Company increased the authorized Preferred Stock to 100,000,000.

On March 17, 2020, the Company increased the authorized Series A Non-Convertible Preferred Stock ("Series A Stock") to 100,000,000 shares. The total of all outstanding Series A Stock shares represents eighty percent (80%) of all votes entitled to be voted at any annual or special meetings of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Stock represents a proportionate share of the 80% allocated to the outstanding shares of Series A Non-Convertible Preferred Stock had an authorized preferred share capital set at 100,000,000 carrying a par value of $0.001 with 66,081,530 issued and outstanding.

F-7

Note 3. Subsequent Events

Effective April 22, 2024, a 1:300 reverse split of the Company’s common stock occurred. All share numbers and all per share numbers in the accompanying financial statements have been adjusted to reflect such reverse split.

F-8

CBD LIFE SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31, 2023 AND 2022

(UNAUDITED)

(UNAUDITED)

	December 31, 2023	December 31, 2022
ASSETS

CURRENT ASSETS:
Cash	$2,516	$558
Inventory	20,825	8,120
Total current assets	23,825	8,678

OTHER ASSETS:
Furniture – net	4,774	5,330
Equipment – net	56,315	62,427
Leasehold improvements – net	27,705	93,401
Website – net	26,336	29,113
Deposits	4,875	4,875
Goodwill	100,000	100,000
Total other assets	220,005	295,146

Total Assets	$243,346	$303,824

LIABILITIES

CURRENT LIABILITIES
Due to related party	$175,981	$169,334
Payroll tax payable	5,112	–
Sales taxes payable	19,631	–
Total current liabilities	200,724	169,334

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	66,082	66,082
Common stock	4,070,624	4,070,624
Paid-in capital	10,481,320	10,481,320
Accumulated deficit	(14,562,110)	(14,483,536)
Total stockholders' equity (deficit)	42,622	134,490

Total liabilities and stockholders’ equity (deficit)	$243,346	$303,824

See accompanying notes to these unaudited consolidated financial statements.

F-9

CBD LIFE SCIENCES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

(UNAUDITED)

		2023		2022
Sales		$167,147		$160,241
Cost of sales		(86,916)		(73,711)
Gross Profit		80,231		86,530

OPERATING EXPENSES
Sales and marketing		11,342		351,158
Officer salary		–		120,000
Salaries and payroll taxes		55,276		313,234
Professional fees		–		13,359
Taxes and licenses		1,918		1,020
Repair and Maintenance		500		830
Rent and utilities		2,343		51,611
Travel and entertainment		1,673		8,895
General and administrative		30,196		32,671
Depreciation expense		55,557		53,556
Total operating expenses		158,805		946,334

Net (loss)		$(78,574)		$(859,804)

Net (loss) per share
Basic	$	Nil	$	Nil
Diluted	$	Nil	$	Nil

Weighted Average Shares Outstanding		40,706,241,280		40,706,241,280

See accompanying notes to these unaudited consolidated financial statements.

F-10

CBD LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

(UNAUDITED)

	2023	2022
Net loss for the period	$(78,574)	$(859,804)

Cash used in operating activities
Depreciation	55,557	53,556
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Inventory	(16,432)	2,068
Security deposit	17,186	–
Accounts payable	5,624	–
Net cash provided by (used in) operating activities	(16,639)	(804,180)

Cash provided by (used in) investing activities
Leasehold improvements	–	(69,000)
Net cash provided by (used in) investing activities	–	(69,000)

Cash provided by (used in) financing activities
Advances from related party	18,597	–
Repayment of advances from related party	–	(153,138)
Net cash provided by (used in) financing activities	18,597	(153,138)

INCREASE (DECREASE) IN CASH	1,958	(1,026,318)
CASH BEGINNING OF PERIOD	558	1,026,876
CASH END OF PERIOD	$2,516	$558

NON-CASH TRANSACTIONS	$–	$–

See accompanying notes to these unaudited consolidated financial statements.

F-11

CBD LIFE SCIENCES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

(UNAUDITED)

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Balance
Balance at December 31, 2021	66,081,530	$66,082	40,706,412,280	$4,070,624	$10,481,320	$(13,623,732)	$994,294
Net loss	–	–	–	–	–	(859,804)	(859,804)
Balance at December 31, 2022	66,081,530	66,082	40,706,412,280	4,070,624	10,481,320	(14,483,536)	134,490
Net loss	–	–	–	–	–	(78,574)	(78,574)
Balance at December 31, 2023	66,081,530	$66,082	40,706,412,280	$4,070,624	$10,481,320	$(14,562,110)	$42,622

See accompanying notes to these unaudited consolidated financial statements.

F-12

CBD LIFE SCIENCES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Note 1. Nature of Operations and Continuance of Business

The Company was in the business of providing business consulting services until 2006 when on May 15, 2006, it signed a Share Purchase agreement to acquire an undivided 100% right, title, and interest in and to all the outstanding shares of AutoBidLive Auctions Inc. AutoBidLive Auctions Inc was a private company incorporated in the Province of Alberta, Canada whose main asset was a proprietary software to enable real time, online auctions of any product or commodity for use by the wholesale market. This included cars, boats, planes, coins, stamps, industrial products, diamonds, artwork, and livestock. As a result of the closing of the Share Purchase Agreement the Company changed its name from Platinum Consulting Services to AutoBidLive Auctions International Inc. The Company subsequently changed its name again on December 26, 2006, from AutoBidLive Auctions International Inc. to Auctions International Inc. although there was no change in business.

Between 2006 and 2012 the Company continued to develop and market its online auctions software and on November 20, 2012, it entered into an agreement with Rangemore Productions to produce a live interactive auction television series utilizing the AutoBidLive software. This led to a merger with Rangemore Productions, a company that leased film studio space to independent film productions that presented themselves. Although this was a deviation from the original business plan, the management felt that it was an exciting opportunity and decided to pursue it. On December 31, 2012, the Company entered into a Merger Agreement and on June 30, 2013, the merger closed whereby the Company issued 42,942,000 preferred shares for all the assets and liabilities of Rangemore Productions Corp.

Prior to the closing of the Merger Agreement on March 26, 2013, the Company changed its corporate name from Auctions International Inc. to Rangemore Film Productions Corp. to reflect the closing of the Merger Agreement between the Company and Rangemore Productions Corp. and the resulting change in business. On December 19, 2013, the Company again changed its corporate name to Cre8tive Works, Inc. as there was confusion with another company using the name Rangemore but did not change it business plan or operations.

From March 2013 to August 2017 Cre8tive Works was in the business of financing media productions. The te“m "media producti”ns" includes but is not limited to feature films, documentaries, animation, television series, movies-of-the-week, television specials, webisodes, and soundtracks. The business was not successful and in August of 2017 the management was presented with the opportunity to acquire a technology platform developed to analyze and monitor IT networks for cyber security vulnerabilities and breaches. As a result of the new business the Company changed its name to Optium Cyber Systems, Inc. (OCSI). OCSI developed a proprietary process to analyze, identify/ and address cyber security vulnerabilities in an organizat’on's critical IT infrastructure which is scalable to any size organization in any industry.

On January 1, 2019, the name was changed to CBD Life Sciences, Inc- through a share exchange to capitalize on the growing cannabidiol sector. LBC Bioscience, Inc. is developing and marketing a line of cannabidiol based organic products such as hemp drops, recovery pain relief products, anxiety and sleep solutions, supplements, edibles, bath products, kosher products, and a full line of pet products. In addition, LBC has developed a new and improved along with CBD biodegradable straws. All the manufactured products can be viewed and purchased on the Company website. As a result of the acquisition, the Company changed its name to CBD Life Sciences, Inc. CBD Life Sciences, Inc is a Nevada corporation and is a publicly traded company having its common shares quoted on the OTC Markets under the trading symbol "CBDL".

F-13

Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues sufficient to cover its expenses since inception and is unlikely to generate significant revenue or earnings in the immediate or near future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

The Company will need additional working capital to continue or to be successful in any future business activities. Therefore, the continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Management plans to seek debt or equity financing, or a combination of both, to raise the necessary working capital.

Subsidiary

The Company is consolidating its wholly owned subsidiary in the financial statements. On February 8, 2019, the Company completed the acquisition of LBC Bioscience Inc. which was accounted for under ASC 805 and disclosed as a related party transaction.

Summary of Significant Accounting Principles

Basis of Presentation and Principles of Consolidation

These financial statements are prepared in conformity with accounting principles accepted in the United States and are presented in US dollars, unless otherwise noted. The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with US accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, recoverability of goodwill and intangible assets, fair value of convertible debt, stock- based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity dates of three months or less at the time of issuance to be cash equivalents.

F-14

Inventory

The Company extends unsecured credit to its customers in the ordinary course of business. Accounts receivable related to product sales is recorded at the time the goods are delivered and payment is expected. Product sales are collected within 30 to 60 days after the invoice is received. The Company periodically evaluates its receivables and establishes allowances based on historical experience and other currently available information.

Intangibles Assets

Intangible assets acquired are initially recognized and measured at cost and are not being amortized. Impairment tests are conducted annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized in income for the excess, if any. The amortization methods and estimated useful lives of intangible assets are reviewed annually.

Earnings Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the statements of operations. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all diluted potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive.

Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation - Stock Based Compensation and ASC 505-–0 - Equity-Based Payments to Non-Employees. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company files federal income tax returns in the United States. The Company may be subject to a reassessment of federal taxes by tax authorities for a period of three years from the date of the original notice of assessment in respect of any tax year. In certain circumstances, the federal statute of limitations can reach beyond the standard three-year period. The statute of limitations in the United States for income tax assessment varies from state to state. Tax authorities have not audited any of the Company’s income tax returns. The Company recognizes interest and penalties related to uncertain tax positions in tax expense. During the years ended December 31, 2023 and 2022, there were no charges for interest or penalties.

F-15

Financial Instruments and Fair Value Measures

ASC 820, Fair Value Measurements, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Note 2. Equity

Common Stock

On February 5, 2019, the Company effected a share consolidation of 1 new share for every 100 shares held. On February 18, 2020, the Company increased their authorized common shares to 5,000,000,000.

On September 16, 2020, the Company changed the par value of its common stock to $.0001 per common share.

On November 20, 2020, the Company was qualified to sell a maximum of 3,500,000,000 common shares at $.0002 under a Reg A offering. During the period of November 20, 2020, through December 31, 2020, the Company sold common shares at $.0002 under the Reg A offering and received $386,040 net of broker commissions.

As of December 31, 2020, the Company had an authorized common share capital set at 25,000,000,000 carrying a par value of $0.0001.

On June 17, 2021, the Company increased its authorized common share capital to 80,000,000,000 carrying a par value of $0.0001.

During the year ended December 31, 2021, the Company raised $7,494,545 by issuing 37,574,000,000 common shares in a Reg A offering.

As of December 31, 2023, the Company had 70,000,000,000 common shares authorized and 42,506,241,280 common shares issued and outstanding.

Preferred Stock

On March 11, 2020, the Company increased the authorized Preferred Stock to 100,000,000.

On March 17, 2020, the Company increased the authorized Series A Non-Convertible Preferred Stock ("Series A Stock") to 100,000,000 shares. The total of all outstanding Series A Stock shares represents eighty percent (80%) of all votes entitled to be voted at any annual or special meetings of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Stock represents a proportionate share of the 80% allocated to the outstanding shares of Series A Non-Convertible Preferred Stock had an authorized preferred share capital set at 100,000,000 carrying a par value of $0.001 with 66,081,530 issued and outstanding.

Note 3. Subsequent Events

The financial statements to which these notes relate reflect a 1-for-300 reverse split (the “Reverse Split”) of the Company’s common stock that became effective April 22, 2024. Historical share numbers have been restated to reflect the Reverse Split.

F-16

PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Articles of Incorporation from Inception thru 01-15-2019	Filed previously
2.2	Certificate of Amendment filed 10-15-2019	Filed previously
2.3	Certificate of Amendment filed 02-18-2020	Filed previously
2.4	Certificate of Amendment filed 03-11-2020	Filed previously
2.5	Amendment to Certificate of Designation filed 03-17-2020	Filed previously
2.6	Certificate of Amendment filed 09-16-2020	Filed previously
2.7	Certificate of Amendment filed 01-14-2021	Filed previously
2.8	Certificate of Amendment filed 06-17-2021	Filed previously
2.9	Certificate of Change Pursuant to NRS 78.209 filed 12-30-2022	Filed previously
2.10	Certificate of Correction filed 01-24-2023	Filed previously
2.11	Certificate of Amendment filed 06-06-2023	Filed previously
2.12	Bylaws	Filed previously
4. Subscription Agreement
4.1	Subscription Agreement	Filed previously
6. Material Agreements
6.1	Incentive Stock Option Plan	Filed previously
6.2	Management Stock Bonus Plan	Filed previously
6.3	Performance Bonus Plan	Filed previously
6.4	Employment Agreement of Lisa Nelson	Filed herewith
6.5	Indemnification Agreement of Lisa Nelson	Filed herewith
6.6	Lease Agreement of The CBD Vault	Filed herewith
11. Consents
11.1	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)	Filed previously
12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Filed previously

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 5, 2024.

CBD LIFE SCIENCES, INC. By: /s/ Lisa Nelson Lisa Nelson Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Lisa Nelson Lisa Nelson President, Chief Executive Officer, Acting Chief Financial Officer [Principal Accounting Officer], Secretary and Director	June 5, 2024
By: /s/ Brianna Nelson Brianna Nelson Chief Product Developer and Director	June 5, 2024

III-2